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                                                                   EXHIBIT 3.2
                      CERTIFICATE OF CORRECTION FILED TO
                          CORRECT A CERTAIN ERROR IN
                       THE CERTIFICATE OF DESIGNATION OF
                     SERIES C CONVERTIBLE PREFERRED STOCK
                            OF INPRISE CORPORATION
                 FILED IN THE OFFICE OF THE SECRETARY OF STATE
                          OF DELAWARE ON JUNE 8, 1999


     JoAnne M. Butler certifies and acknowledges that:

     1. She is a Vice President and Secretary of Inprise Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

     2. A Certificate of Designation of Series C Convertible Preferred Stock was filed by the Secretary of State of Delaware on June 8, 1999 and forwarded for recording in the office of the Recorder of Deeds of Kent County on June 8, 1999, and said Certificate of Designation requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware.

     3. The inaccuracy or defect of the Certificate of Designation to be corrected is as follows:

          Section 4.2(a) of the Certificate of Designation as is set forth below:

          "(a) With respect to the shares of Series C Stock, the conversion rate in effect at any time (the "Applicable Series C Conversion Rate") shall be the quotient obtained by dividing $100,000.00 by the Applicable Series C Conversion Value, calculated as provided in Section 4.3 and Section 5. On the Series C Original Issue Date, the Applicable Series C Conversion Value shall be $3.72 per share."


is corrected to read as follows:
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          "(a) With respect to the shares of Series C Stock, the conversion rate in effect at any time (the "Applicable Series C Conversion Rate") shall be the quotient obtained by dividing $40,000.00 by the Applicable Series C Conversion Value, calculated as provided in Section 4.3 and Section 5. On the Series C Original Issue Date, the Applicable Series C Conversion Value shall be $3.72 per share."

     IN WITNESS WHEREOF, the undersigned authorized officer of Inprise Corporation, has hereunto set her hand this 9th day of June, 1999.

                                    INPRISE CORPORATION



                                    /s/ JOANNE M. BUTLER
                                    ----------------------------
                                    JoAnne M. Butler
                                    Vice President and Secretary